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                                                               EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report in this Form 8-K/A Amendment No. 1 into Horizon/CMS Healthcare Corporation's previously filed Registration Statements File #33-61697, File #33-63199, File #33-80660, File #33-84502, and File #33-84682. It should be noted that we have performed no audit procedures subsequent to July 21, 1995, the date of our report, except with respect to those matters discussed in
Note 19 as to which the date is April 5, 1996. Furthermore, we have not audited any financial statements of Horizon/CMS Healthcare Corporation as of any date or for any period subsequent to May 31, 1995.

                                          /s/ ARTHUR ANDERSEN LLP
                                              ARTHUR ANDERSEN LLP

Albuquerque, New Mexico
April 19, 1996